Exhibit 10.1

Execution Version

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into effective as of the 4th day of March, 2025 by and between Omnicell, Inc. and Randall A. Lipps (“Executive”).  Unless the context indicates otherwise, the term “Company” means and includes Omnicell, Inc., its successors, assigns, parents, subsidiaries, divisions and affiliates (whether incorporated or unincorporated), and all of its other related entities.

WHEREAS, Executive currently serves as the President and Chief Executive Officer of the Company and Chairman of its Board of Directors (the “Board”); and

WHEREAS, the Company and Executive desire to set forth their mutual agreement with respect to all matters relating to Executive’s continued employment with the Company and as a member of the Board.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.              Term of Employment. Subject to Section 4, the Company shall continue to employ Executive through December 31, 2027. The period from the date hereof through December 31, 2027 and any subsequent extension periods as may be mutually agreed to between the Company and Executive are referred to herein as the “Term,” and the last day of the Term, assuming Executive remains employed until such date and has complied with the provisions hereof, shall be referred to herein as the “End Date.”

2.              Duties. During the Term, Executive shall serve as the President and Chief Executive Officer of the Company. Executive shall have the normal duties, responsibilities and authority of such position, subject to the power and direction of the Board to expand or limit such duties, responsibilities and authority. During Executive’s employment, Executive shall devote all of his business time and efforts to the performance of Executive’s duties on behalf of the Company, and will not engage in or be concerned with any other commercial duties or pursuits without prior written permission of the Company, which may be provided by the Board. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving as an officer or a member of charitable, educational or civic organizations; (ii) engaging in charitable activities and community affairs; (iii) managing Executive’s personal investments and affairs; and, (iv) engaging in limited commercial activities on Executive’s own time or while not expected to be providing services on behalf of the Company; provided that such service and activities do not, in the Company’s reasonable opinion, interfere with the performance of Executive’s duties on behalf of the Company, create any conflict of interest as it relates to the Company, and are not represented in a manner that suggests the Company supports or endorses the services or activities without the advance approval of the Company. Executive shall be responsible for complying with all policies and operating procedures of the Company that are provided or made available to Executive in the performance of Executive’s duties on behalf of the Company.

3.              Compensation and Benefits.

(a)            Base Salary.  The Company will pay Executive a base salary during the Term. The initial gross annual rate of base salary shall be $833,000. Executive’s base salary shall be payable in accordance with the Company’s standard payroll procedures, and may be adjusted upward in the sole discretion of the Board. Executive’s base salary shall not be adjusted downward without Executive’s permission.

(b)            Annual Cash Bonus. During the Term, Executive shall be entitled to participate in the Company’s annual cash performance-based bonus program applicable to its senior executives at a level commensurate with his position; provided that his target bonus opportunity shall be no less than 125% of his base salary.

(c)            Long-Term Incentive Compensation. During the Term, Executive shall be eligible to participate in the Company’s long-term incentive compensation program (“LTIP”) applicable to its senior executives at a level commensurate with his position; provided that the target grant date fair value of his annual award under such program shall be no less than $6,375,000 per year.

(d)            Benefits.  During the Term, (i) Executive shall be eligible for benefits the Company may provide from time to time to similarly situated employees, and (ii) Executive shall continue to be eligible to participate in the benefit plans and allowances for which the Executive is eligible as of the date hereof, including health care and dental benefits for Executive and his family, to the extent the Company continues to provide such benefits to employees in general, and subject to any generally applicable changes.

(e)            Expenses. Upon submission of appropriate documentation, the Company shall reimburse Executive for all reasonable business expenses incurred in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies in effect from time to time.

4.              Termination of Employment. Executive’s employment hereunder and the Term may be terminated as follows:

(a)            Death or Disability. The Term shall automatically terminate without notice to either party in the event of Executive’s death. The Company shall also have the right to terminate the Term and the Executive’s employment with the Company or any of its subsidiaries hereunder in the event that the Executive shall be unable to perform the Executive’s material duties, by virtue of illness or physical or mental disability (from any cause or causes whatsoever) (“Disability”), for more than one-hundred eighty (180) consecutive calendar days during any period of three hundred and sixty-five (365) consecutive calendar days, subject to applicable medical leave and disability accommodation laws. In the event that Executive’s employment is terminated during the Term due to Executive’s death or Disability, Executive (or, in the case of death, Executive’s legal representatives) shall be entitled to receive only the following (collectively, the “Accrued Benefits”): (i) any earned but unpaid Base Salary, (ii) unpaid expense reimbursements incurred in accordance with the Company’s expense reimbursement policies, (iii) earned and payable (in accordance with the applicable bonus plan) but unpaid cash incentive bonuses for performance periods ending on or prior to the date of the termination, (iv) accrued but unused vacation and any vested benefits Executive may be entitled to under any employee benefit plan of the Company. Such Accrued Benefits will be paid within the time required by law but in no event more than 90 days after the termination. Except as otherwise provided herein, any equity awards shall be treated as specified in the applicable plan and award agreement. Notwithstanding the foregoing, nothing contained herein shall deprive Executive of any rights to death benefits or any rights triggered by death under any equity award agreement or plan.

(b)            Termination by the Company for Cause. The Company shall have the right to terminate the Term and the Executive’s employment with the Company or any of its subsidiaries immediately by delivery of written notice to the Executive after the occurrence of any event constituting Cause (as defined below). For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events: (i) an intentional action or intentional failure to act by Executive that was performed in bad faith; (ii) Executive’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board; (iii) Executive’s habitual neglect of the duties of employment; (iv) Executive’s indictment, charge, or conviction of a felony or any crime involving moral turpitude, or participation in any act of theft or dishonesty, regardless of whether such act has had or could reasonably be expected to have a material detrimental effect on the business of the Company or an affiliate; or (v) Executive’s violation of any material provision of the Company’s Employee Proprietary Information and Inventions Agreement (“EPIIA”) or violation of any material provision of any other contract executed by the Company and Executive or of any written policy or procedure of the Company or an affiliate that is applicable to Executive. Other than during the Protection Period (as defined below), the determination that a termination of Executive’s employment is either for Cause or without Cause shall be made in good faith by the Board, in its sole discretion (and, for terminations during the Protection Period, such determination shall be made in good faith and shall not be subject to any deference from any reviewing body). For purposes of this Agreement, “Protection Period” shall mean the period beginning six months prior to the occurrence of a Change in Control (as defined below) and ending twenty-four (24) months following the occurrence of a Change in Control. For purposes of this Agreement, “Change in Control” shall mean a Change in Control as defined in (x) the Omnicell, Inc. 2009 Equity Incentive Plan as of the effective date of this Agreement, (y) any prospectively modified Change in Control definition in the Omnicell Inc. 2009 Equity Incentive Plan, and (y) any such definition stipulated in a successor equity plan to the Omnicell Inc. 2009 Equity Incentive Plan. In the event that Executive’s employment is terminated by the Company for Cause, Executive shall only be entitled to receive the Accrued Benefits, except that Executive shall forfeit any earned but unpaid Annual Bonus described in Section 4(a)(iii). Such Accrued Benefits will be paid within the time required by law but in no event more than 90 days after the termination.

(c)            Termination by the Company Without Cause. The Company shall have the right to end the Term and terminate Executive’s employment with the Company immediately by delivery of written notice to the Executive at any time and without Cause, subject to the Company’s obligation to provide the following to Executive:

(i)            Accrued Benefits. The Accrued Benefits (payable within the time required by law but in no event more than 90 days after the termination);

(ii)            Cash Severance. Subject to and contingent upon Executive’s execution and delivery of a general release of claims as provided by the Company and substantially in the form attached as Exhibit A (the “Release”), the expiration of any revocation period with respect to such Release within 60 days of the termination of employment (or such shorter period of time as specified by the Company) without revocation by Executive, and Executive’s continued compliance with Section 6 (Executive’s compliance with the release requirements and Section 6, collectively, the “Release and Noncompete Requirement”), the Company will make a cash severance payment (the “Severance Payment”) to Executive, within 60 days of the termination of employment, in an amount equal to:

(1)            If the termination occurs prior to the 2027 Long-Term Incentive Grant Date (as defined below) and except as otherwise set forth in Section 4(c)(ii)(3) below, the product of 3.0 multiplied by the sum of Executive’s base salary as of the date of termination (excluding any reduction in base salary that would constitute Good Reason) plus Executive’s target annual bonus for the year of termination (or, if Executive’s target annual bonus for such year has not yet been determined, the target annual bonus for the prior year);

(2)            If the termination occurs on or after the 2027 Long-Term Incentive Grant Date and except as otherwise set forth in Section 4(c)(ii)(3) below, the product of 1.5 multiplied by the sum of Executive’s base salary as of the date of termination (excluding any reduction in base salary that would constitute Good Reason) plus Executive’s target annual bonus for the year of termination (or, if Executive’s target annual bonus for such year has not yet been determined, the target annual bonus for the prior year); or

(3)            If the termination occurs during the Protection Period, the greater of (i) the severance that would have been provided under subsections (1) and (2) above or (ii) the product of 2.0 multiplied by the sum of Executive’s base salary as of the date of termination (excluding any reduction in base salary that would constitute Good Reason) plus Executive’s target annual bonus for the year of termination (or, if Executive’s target annual bonus for such year has not yet been determined, the target annual bonus for the prior year).

The “2027 Long-Term Incentive Grant Date” shall mean the effective date of Executive’s LTIP award granted by the Company in 2027.

Any Severance Payment that becomes due will be payable in a lump sum on the 60th day following the termination of employment.

(iii)            Pro Rata Current Year Bonus. Subject to and contingent upon the Release and Noncompete Requirement, the Company will also pay Executive an additional amount equal to Executive’s target annual bonus for the year of termination (or, if Executive has not yet been awarded an annual bonus opportunity for the year of termination, an amount equal to Executive’s target bonus from the prior year), prorated based on the number of calendar days during the year that elapsed prior to the termination of employment compared to the number of days that comprise the full 12 months of the performance period, payable on the 60th day following the termination of employment (provided that, for the avoidance of doubt, such payment shall be in lieu of any other entitlement to an annual bonus for the year of termination);

(iv)            Equity-Based Awards. Subject to and contingent on the Release and Noncompete Requirement, and subject to any more Executive-favorable (but not any less Executive-favorable) provisions in the applicable equity award agreement or equity incentive plan, (1) if the termination occurs during a time that is not within the Protection Period, accelerated vesting of any then-unvested equity-based awards that were granted during the Term and in 2025 prior to the commencement of the Term (provided that any such equity-based awards that are performance share units contingent on achievement of a performance goal shall be paid out following completion of the applicable performance period and shall be earned at a level based on actual performance following such performance period), or (2) if the termination occurs during the Protection Period, accelerated vesting of all then-unvested equity-based awards that were granted prior to and during the Term (provided that any such equity-based awards that are performance share units contingent on achievement of a performance goal shall be paid out at the greater of the target performance level or the actual amount to be earned based on performance achieved through the date of termination, if measurable); provided that, for the avoidance of doubt, the foregoing provisions shall apply to any equity-based awards granted during the Term and in 2025 prior to the commencement of the Term in lieu of any less Executive-favorable provisions in the applicable equity award agreement or equity incentive plan; and provided further that, notwithstanding anything to the contrary in this Agreement, to the extent required for compliance with Code Section 409A, any equity-based awards subject to accelerated vesting under this Section 4 shall no longer be subject to a requirement of continued service but shall be paid or settled at the time, and in the form, contemplated by the applicable equity award agreement or equity incentive plan;

(v)            COBRA. Subject to and contingent on the Release and Noncompete Requirement, (1) if the termination occurs during a time that is not within the Protection Period, upon Executive’s timely enrollment in COBRA, the Company will pay any COBRA premiums for the continuation of health, dental and vision coverage for Executive and his qualified covered family members for 18 months (or, if shorter, until Executive obtains health coverage from a successor employer) at the Company’s expense, or (2) if the termination occurs during the Protection Period, the Company will make a one-time cash payment to Executive equal to 24 times the initial monthly COBRA premium for the equivalent value of Executive’s and qualified covered family members’ continuation of health, dental and vision coverage for 24 months at the Company’s expense, payable on the 60th day following the termination of employment;

(vi)            Outplacement. Subject to and contingent on the Release and Noncompete Requirement, executive outplacement services for a period of one year after the termination of employment, provided that such services are commenced within 180 days after the termination of employment; and

(vii)            Legal Fees. Subject to and contingent on the Release and Noncompete Requirement, and only if the termination occurs during the Protection Period, reimbursement of reasonable and customary legal fees up to $15,000 incurred by Executive in connection with the termination of employment.

(d)            Termination by Executive for Good Reason. Executive shall have the right to resign Executive’s employment with the Company with Good Reason (as defined below) and end the Term as set forth below. For purposes of this Agreement, “Good Reason” shall mean any of the following events: (i) a material diminution in Executive’s responsibilities, authority or duties; or (ii) a reduction in Executive’s base salary (excluding, prior to a Change in Control, across-the-board salary reductions similarly affecting all or substantially all management employees); or (iii) the relocation of the Company offices at which Executive is principally employed to a new office location more than fifty (50) miles from such offices (but this clause (iii) shall not apply if Executive is assigned to a “remote” work location). Notwithstanding the foregoing, Executive shall not have Good Reason to resign unless: (A) Executive notifies the Company in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition; (B) Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (C) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (D) Executive terminates his employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. Upon a resignation with Good Reason, the Company shall be obligated to provide Executive with the Accrued Benefits and the payments and other benefits contemplated by Section 4(c)(ii)-(vii) as if the resignation with Good Reason had been a termination by the Company without Cause at the same time, and subject to the same terms and conditions, as set forth in Section 4(c).

(e)            Termination by Executive Other Than for Good Reason. Executive shall have the right to end the Term and terminate Executive’s employment with the Company without Good Reason at any time on at least thirty (30) days’ prior written notice to the Company. Upon such a termination, the Company shall be obligated to provide Executive with the Accrued Benefits but shall have no other obligations to Executive under this Agreement; provided that, subject to any more Executive-favorable (but not any less Executive-favorable) provisions in the applicable equity award agreements or equity incentive plan, if such termination is a result of Executive’s Retirement (as defined below) nine months or more after the grant date of any unvested time-based restricted stock units then held by Executive (including performance-based restricted stock units for which the performance conditions have been satisfied such that only time-vesting conditions remain) and/or any unvested performance-based restricted stock units then held by Executive, then (i) all such unvested time-based restricted stock units that were granted to Executive during the Term and during 2025 prior to the commencement of the Term shall continue to vest and be settled in accordance with the existing vesting schedule as if Executive’s employment had continued, and (ii) all such unvested performance-based restricted stock units that were granted to Executive during the Term and during 2025 prior to the commencement of the Term shall remain eligible to be earned and become vested and settled based on actual performance following the end of the performance period. For purposes of this Agreement, “Retirement” will mean Executive’s resignation from employment after reaching age 55 with 10 or more years of service with the Company and after having provided at least six (6) months’ advance written notice to the Company of Executive’s intention to retire, provided that such notice requirement may be waived by the Board in its sole and absolute discretion.

(f)            Mutual Agreement. The parties may terminate Executive’s employment with the Company hereunder upon their mutual written consent. Upon such a termination, the Company shall be obligated to provide Executive with the Accrued Benefits but shall have no other obligations to Executive under this Agreement.

(g)            End Date. The Term and Executive’s employment with the Company shall automatically terminate upon the End Date if it has not previously terminated (under any of the preceding termination provisions) or been extended by mutual agreement of the Company and Executive. If the Company and Executive mutually agree to extend Executive’s employment beyond December 31, 2027, the “End Date” (for purposes of this paragraph) shall be the date Executive’s employment terminates (other than for “Cause”) after December 31, 2027. Upon such an “End Date” termination, the Company shall be obligated to provide Executive with the Accrued Benefits but shall have no other obligations to Executive under this Agreement; provided that, subject to any more Executive-favorable (but not any less Executive-favorable) provisions in the applicable equity award agreements or equity incentive plan, if such termination occurs nine months or more after the grant date of any unvested time-based restricted stock units then held by Executive (including performance-based restricted stock units for which the performance conditions have been satisfied such that only time-vesting conditions remain) and/or any unvested performance-based restricted stock units then held by Executive, then (i) all remaining unvested time-based restricted stock units that were granted to Executive during the Term and during 2025 prior to the commencement of the Term shall continue to vest and be settled in accordance with the existing vesting schedule as if Executive’s employment had continued, and (ii) all remaining unvested performance-based restricted stock units that were granted to Executive during the Term and during 2025 prior to the commencement of the Term shall remain eligible to be earned and become vested and settled based on actual performance following the end of the performance period.

(h)            Effect of Termination. Effective as of any date of termination of Executive’s employment with the Company, without any further action required by any party, Executive shall be removed from, and shall no longer hold, all positions then held by Executive with the Company or any of its subsidiaries. Executive agrees that Executive shall execute any documentation, resignations or similar documents reasonably necessary to give effect to the provisions of this Section 4(h); provided that, subject to Section 1.11 of the Company’s Corporate Governance Guidelines, the other terms of such Guidelines and the Company’s Bylaws, if Executive is then a member of the Board, Executive may continue as a member of the Board through the expiration of his then-current term.

5.              Company Property. Upon Executive’s termination of employment for any reason, Executive shall return to the Company all documents and other property belonging to the Company, including items such as his cellular phone and laptop, computer equipment and software, as well as all data, files, records, forms and other information of whatever kind, either electronic or hard copy, that constitute Confidential Information (as defined below) of the Company that have not already been returned by Executive. Executive agrees not to make or retain any copies, electronic or otherwise, of the Confidential Information.

6.              Restrictive Covenants. As a condition to the Company’s entry into this Agreement and the Company’s promise to provide Executive Confidential Information, Executive shall be required to enter into and comply with an Employee Proprietary Information and Inventions Agreement in substantially the form attached hereto as Exhibit B, and Executive hereby agrees to the covenants set forth below.

(a)            Acknowledgements. Pursuant to Executive’s service with the Company, the Company promises to provide and Executive has and will have access to, and knowledge of, Confidential Information (as defined below) of the Company. Executive acknowledges that any unauthorized use (including use for Executive’s own benefit or to the benefit of others), transfer, or disclosure by Executive of such confidential information can place the Company at a competitive disadvantage and cause damage, financial and otherwise, to its business. Executive acknowledges and affirms his obligations relating to confidential and proprietary information under his EPIIA. Executive will hold any such confidential and proprietary information and any other Confidential Information in the strictest of confidence and will take reasonable efforts to protect such information from disclosure except when required to disclose such information by law. Notwithstanding the foregoing, Executive acknowledges and confirms his understanding that nothing in this Agreement limits his ability to communicate with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”) or otherwise testify, assist, or participate in any investigation, hearing, or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Additionally, nothing in this Agreement shall be construed to prohibit Executive from engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Agreement in aid of such concerted activities, (ii) filing unfair labor practice charges, (iii) assisting others who are filing such charges, and (iv) cooperating with the investigative process or the NLRB or other Government Agencies. Executive further acknowledges that, because of the knowledge of and access to Confidential Information that Executive has acquired or will have acquired during Executive’s service, Executive will be in a position to compete unfairly with the Company following the termination of Executive’s service.

As used in this Agreement, “Confidential Information” means (1) information of the Company, to the extent not considered a Trade Secret (as defined below) under applicable law that: (w) relates to the Business (as defined below) of the Company, (x) possesses an element of value to the Company, (y) is not generally known to the Company’s competitors, and (z) would damage the Company if disclosed; or (2) information of any third party provided to the Company that the Company is obligated to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to the Company by its licensors, suppliers, or Customers (as defined below). Subject to the foregoing general definition, Confidential Information includes, but is not limited to: (A) business plans; (B) the composition, description, or characteristics of current or contemplated products of the Company; (C) pricing information, such as price lists; (D) proprietary software and reports derived from said software; (E) advertising or marketing plans; (F) information regarding independent contractors, employees, licensors, suppliers, customers, or any Third Party, including, but not limited to, customer lists compiled by the Company, and customer or market information compiled by the Company; and (G) information concerning the Company’s financial structure or condition, the Company’s prospects or plans, its marketing and sales programs, the Company’s research and development information, the Company’s contemplated or actual mergers and acquisitions, stock splits and divestitures, and its methods and procedures of operation. Confidential Information shall not include any information that: (I) is or becomes generally available to the public other than as a result of an unauthorized disclosure; (II) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party; or (III) otherwise enters the public domain through lawful means.

As used in this Agreement, “Trade Secret” means the Company’s trade secrets as defined by applicable statutory or common law.

(b)            Non-Competition. In consideration of the Company’s promise to provide Executive Confidential Information, during the term of Executive’s service and for the eighteen (18) months thereafter (“Restricted Period”), Executive will not, except as authorized by the Company, perform the same or similar tasks that Executive performed on behalf of the Company during Executive’s last twelve (12) months of service with the Company (“Competitive Tasks”) on behalf of any entity in competition with the Company, including but not limited to those entities contained on the then current “Competing Organization” list of such entities available under the Legal Policy Library section of the Company’s intranet site at: https://omnicell.sharepoint.com/sites/OmnicellPolicies/PolicyProcedures/Omnicell%20Competing%20Organization%20List.pdf (“Competitors”) anywhere the Company does Business (“Restricted Territory”). This provision shall be limited to performing Competitive Tasks only in the area(s) of the Business in which Executive worked or for which Executive had responsibility during Executive’s last twelve (12) months of Continuous Service with the Company. As used in this Agreement, “Business” means the development, manufacture, sale, or marketing of manufactured automated systems for medication management in hospitals and other healthcare settings, and medication adherence packaging and patient engagement software used by retail pharmacies, as well as the products and services offered in the Company’s specialty pharmacy services business, through which the Company provides solutions for health systems to establish, maintain, and optimize specialty pharmacies. To the extent enforcement of this restriction post-employment is not permitted under applicable law, Executive’s Restricted Period will only be for the term of Executive’s service for purposes of this Section 6.

(c)            Non-Solicitation of Customers. In consideration of the Company’s promise to provide Executive Confidential Information, during the Restricted Period, Executive will not directly or indirectly solicit any person or entity to whom the Company has sold products or services, directly solicited to sell its products or services, or cultivated a relationship intended to increase the sales of the Company’s products or services in the previous twelve (12) months (“Customers”) of the Company in the Restricted Territory. Nothing in this Section 6 shall be construed to prohibit Executive from soliciting: (a) a Customer that has terminated its business relationship with the Company (for reasons other than being solicited or encouraged by Executive to do so); (b) a product line or service line competitive with one that the Company no longer offers; or (c) a product line or service line with which Executive had no involvement while working for the Company and about which Executive did not learn Confidential Information.

(d)            Non-Recruit of Employees. During the Restricted Period, Executive will not, directly or indirectly, solicit, recruit or induce any of the Company’s employees or exclusive consultants to leave their employment or exclusive consulting relationship with the Company to work for Executive or any other person or entity engaged in the Business.

(e)            Remedies for Violation of Restrictive Covenants. Executive agrees that, if Executive breaches any of the provisions of this Section 6: (i) the Company shall be entitled to all of its remedies at law or in equity, including money damages and injunctive relief; (ii) in the event of such breach, in addition to the Company’s other remedies, any unvested portion of any equity award Executive then holds will be immediately forfeited and deemed canceled, and Executive agrees (A) to transfer immediately back to the Company (1) any shares that vested or were received due to vesting during the 18 months prior to the date of Executive’s termination of service, including those shares that may be deemed to have vested or have been received due to vesting on the date of Executive’s termination of service (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period), and (2) any shares that vested or were received due to vesting between Executive’s termination of service and the breach (the shares described in (1) and (2) collectively, the “Vesting Shares”), that are still held by Executive and (B) to pay immediately to the Company the fair market value (determined as of the applicable vesting date or vesting event) of any such Vesting Shares not still held by Executive; and (iii) the Company shall also be entitled to an accounting and repayment from Executive of all profits, compensation, commissions, remuneration or benefits that Executive (and/or the applicable Competitor) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedies shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company may be entitled at law or in equity.

(f)            Reasonable and Necessary. Executive agrees that the covenants set forth in this Section 6 are reasonable and necessary for the protection of the Company’s legitimate business interest, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict Executive’s ability to earn a living, and that they are not unduly burdensome to Executive.

(g)            Severability of Restrictive Covenants. Each provision of this Section 6 constitutes an entirely separate and independent restriction and the duration, extent, and application of each of the restrictive covenants contained herein are no greater than is necessary for the protection of the Company’s interests. If any part or provision of this Section 6 is held unenforceable, it shall be severed and shall not affect any other part of this Section 6.

(h)            Non-disparagement. Executive agrees that, commencing on the date of this Agreement and at any time thereafter, he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Company, any member of the Board or any executive officer of the Company (the “Protected Persons”) or the Company’s business. Without limitation, Executive shall not publish, communicate, post or blog disparaging or confidential information about the Protected Persons.

7.              Trading in Securities. During the Term, Executive will not trade in securities of the Company until such time as permitted by applicable securities laws and will adhere to and be bound by all insider trading policies now or hereafter adopted by the Company, including preclearance policies and blackout periods established by the Company and applicable to designated insiders pursuant to such policies.

8.              Indemnification. Nothing in this Agreement is intended to affect any obligation the Company may have under applicable law or its governing documents or through an individual agreement to indemnify Executive. For the avoidance of doubt, notwithstanding the end of the Term or any provision herein to the contrary, the Company shall honor its obligations under all indemnification agreements and its charter and bylaw provisions providing for indemnification or advance of expenses to Executive.

9.              Miscellaneous.

(a)            Assignment. Neither the Company nor Executive may assign this Agreement, except that the Company’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of the Company’s business by purchase, merger, consolidation or otherwise.

(b)            Executive Acknowledgement.  Executive represents and warrants that Executive has the sole right and exclusive authority to execute this Agreement; that the provisions of this Agreement shall be binding upon Executive and Executive’s heirs, executors, administrators and other legal representatives; that Executive has not relied upon any promise or representation that is not contained within this Agreement; and that the obligations imposed upon Executive in this Agreement shall not prevent Executive from earning a satisfactory livelihood.

(c)            Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(d)            Entire Agreement.  This Agreement contains the entire understanding between the Company and Executive relating to the subject matter hereof and supersedes any contrary provision in any other document, including any prior employment agreement, offer letter or memorandum of understanding between Executive and the Company, whether written or oral, including the Company’s Executive Severance Plan; provided that Executive’s obligations under the EPIIA shall continue in full force and effect. For the avoidance of doubt, to the extent that Executive is entitled to receive severance benefits under any employment or similar agreement, the Executive Severance Plan or the Amended and Restated Omnicell, Inc. Severance Benefit Plan (or any successor thereto), the benefits hereunder shall be in lieu of (and not in addition to) any severance benefits thereunder (including, without limitation, under any Change of Control Agreement or Change in Control Severance Letter); provided, however, that if such other plan or agreement specifies a time and form of payment of any severance benefits, then, solely to the extent required to comply with Code Section 409A, the severance benefits provided for under this Agreement shall be paid in the time and form specified under such other agreement or plan. The terms of applicable benefit plans and equity award agreements shall continue to apply except to the extent this Agreement provides otherwise, but, in the event of any inconsistency between the terms of this Agreement and the terms of any applicable benefit plan or equity award agreement, the terms of this Agreement shall control to the extent they are more favorable to Executive.

(e)            Choice of Law; Venue. The interpretation, performance and enforcement of this Agreement will be governed by the law of the State of Texas without regard to such state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of Texas, or any federal court sitting in the State of Texas, and no other courts, where this Agreement is made and/or to be performed.

(f)            Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

(g)            Section 409A Compliance.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A of the Code. If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company (or its delegate) and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, for any such tax, penalty or interest, or for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of expenses of Executive of provision of in-kind benefits to Executive subject to Section 409A of the Code, such reimbursement of expenses and provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or provision of in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or provision of in-kind benefits in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or provision of in-kind benefit shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, references to the termination or end of Executive’s employment or similar phrases or expressions shall be deemed to mean Executive’s “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h), and, if a payment obligation under this Agreement or other compensation arrangement arises on account of Executive’s separation from service while Executive is a “specified employee” as determined by the Company, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid on the first business day after the end of the six (6) month period beginning on the date of such separation from service or, if earlier, on the date of his or her death, to the extent necessary for compliance with Section 409A of the Code. In addition, to the extent required for compliance with Section 409A, a Change in Control shall be deemed to occur only to the extent it is also a change in control event within in the meaning of Section 409A of the Code and the regulations thereunder and, to the extent the vesting of the equity-based awards is accelerated, accelerated payment shall occur only to the extent such accelerated payment would not violate Section 409A of the Code and, to the extent such accelerated payment would violate Section 409A of the Code, the original time and form of payment shall continue to apply.

(h)            Amendment.  No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

(i)            Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. . The documents that comprise this Agreement are agreed and each acknowledged by the parties as a form of an “Electronic Record” (as such term is defined in the Electronic Signatures in Global and National Commerce Act at 15 U.S.C. §7001 et seq. (“E SIGN Act”)).

(j)            Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

(k)            Notices. Notices required under this Agreement shall be in writing and sent by registered U.S. mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:

If to the Company:	Omnicell, Inc. 4220 North Freeway Fort Worth, Texas 76137 Attn: Chief Legal Officer
If to Executive:	At the most recent address on file with the Company

(l)            Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

(m)            Tax Withholding. Notwithstanding anything to the contrary in this Agreement, all payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment or other benefit received under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OMNICELL, INC.

By:	/s/ Nchacha Etta
Name:	Nchacha Etta
Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ Randall A. Lipps
Randall A. Lipps

EXHIBIT A

RELEASE OF CLAIMS

1.              General Release of Claims. In exchange for the consideration to be provided to you under Section 4(c)(ii)-(vii) of the Employment Agreement to which this “Release of Claims” is an Exhibit (the “Agreement”), between you and Omnicell, Inc. (the “Company”) to which you would not otherwise be entitled but for your execution of this Release of Claims (this “Release”), you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations (other than those set forth in Section 4(c)(i)-(vii) of the Agreement), both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Release.

2.              Scope of Release. This Release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Texas Human Rights Act, the Texas Anti-Retaliation Act, the Texas Labor Code, Chapter 21, any state’s human rights act, wage payment act, civil rights laws, or similar laws, any law governing any aspect of employment, and any amendments thereto (except for claims for workers’ compensation and unemployment insurance benefits), and any municipal, state, or federal common law, statute, regulation or ordinance (collectively, “Claims”). Provided, however, that this Release does not cover or include (nor shall it be construed as relinquishing or extinguishing) any claims or rights under Section 4(c)(i)-(vii) of the Agreement.

3.              ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Release; (b) you should consult with an attorney prior to signing this Release (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Release (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Release to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s Director of Human Resources); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by you provided that you do not revoke it (the “Effective Date”).

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4.            Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

5.            Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (a) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any corporate governance document or contract, or otherwise, or any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officer’s liability and/or employment practices liability and/or errors and omissions insurance; (b) your rights in and to your Company equity, including, without limitation, your right to exercise, hold, and sell your Company equity, and your rights under Section 4(c)(iv) of the Agreement; (c) any claims that cannot be waived by law; (d) any claims for breach of this Release and your rights to enforce this Release; (e) your right to receive benefits required to be provided in accordance with applicable law, including without limitation, continued health coverage under COBRA; or (f) claims that arise after you execute this Release. You further understand that nothing in this Release limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Release does not limit your ability to communicate with any Government Agencies or otherwise testify, assist, or participate in any investigation, hearing, or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Release. Further, nothing in this Release shall be construed to prohibit you from engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Release in aid of such concerted activities, (ii) filing unfair labor practice charges, (iii) assisting others who are filing such charges, and (iv) cooperating with the investigative process of the National Labor Relations Board or other Government Agencies.

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6.              Return of Company Property. You agree that, within ten (10) days from the date of your termination of employment, or earlier if requested by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the date of your termination of employment or service or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the date of termination of your employment or service, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Non-compliance with the return of information and information deletion requirements of this paragraph would be a material breach of the Agreement and this Release and your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under the Agreement.

7.              Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations relating to confidential and proprietary information under your Employee Proprietary Information and Inventions Agreement (“EPIIA”) and the Agreement.

8.              General Disclaimer Language. Nothing in this Agreement is intended to prevent you from exercising your rights under Section 7 of the National Labor Relations Act, including the right to participate in or assist with a case before the National Labor Relations Board and communicate with coworkers or third parties about terms and conditions of employment or labor disputes, when the communication is not so disloyal, reckless, or maliciously untrue as to lose the protection of the law.

9.              False Statements. You shall not, and the Company shall direct its members of the Board and its executive officers not to make any false or disparaging statements about one another nor about the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents in any manner likely to be harmful to your, its, or their business, business reputation, or personal reputation; provided that: (a) you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation; (b) nothing in this Release is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation; and (c) nothing in this Release prevents you from discussing or disclosing information about unlawful acts in the workplace such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.

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10.              No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under Section 5 of this Release) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

11.              Cooperation. For twenty-four (24) months after the date of your termination of employment or service, you agree to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, and to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses, including without limitation, all attorneys’ fees, you incur in connection with any such cooperation (excluding foregone wages). Where reasonably under the control of the Company, the Company will make reasonable efforts to (a) accommodate your scheduling needs for all testimony and all other cooperation, and (b) schedule such testimony and other cooperation at locations mutually acceptable to you and the Company. To the extent that you are required to spend substantial time on such matters, in addition to the reimbursement of your reasonable out-of-pocket expenses, the Company shall compensate you at an hourly rate of $500 per hour.

12.              No Admissions. You understand and agree that the promises and payments in consideration of this Release shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.              Representations. You hereby specifically represent, warrant, and confirm that you have: (a) not filed any claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government agency; (b) not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and none of the payments provided or under the Agreement are related to sexual harassment or sexual abuse; (c) been properly paid for all hours worked for the Company; (d) received all salary, wages, commissions, bonuses, and other compensation due to you (except for such payments that are owed under Section 4(c)(ii)-(vii) of the Agreement); (e) received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; (f) not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim; and (g) not engaged in any unlawful conduct relating to the business of the Company.

14.              Electronic Signatures. The documents that comprise this Release are agreed and each acknowledged by the parties as a form of an “Electronic Record” (as such term is defined in the Electronic Signatures in Global and National Commerce Act at 15 U.S.C. §7001 et seq. (“E SIGN Act”)).

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15.              Miscellaneous. This Release and the Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to their subject matter. In the event of a conflict between this Release or the Agreement, on the one hand, and any other agreement entered into between you and the Company, on the other hand, this Release or the Agreement, as applicable, will control with respect to the subject matter herein. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas without regard to conflict of laws principles. Any ambiguity in this Release shall not be construed against either party as the drafter. Any waiver of a breach of this Release shall be in writing and shall not be deemed to be a waiver of any successive breach. This Release may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

Please provide your signature to this Release as directed and return the document to the undersigned. You have twenty-one (21) calendar days from the effective date of the termination of your employment with the Company to decide whether to accept this Release, and the offer contained herein will automatically expire if you do not sign and return it within that timeframe. Certain payments and other benefits in the Agreement are contingent on your timely execution and non-revocation of this Release. You acknowledge and agree that you have been advised that you have the right to consult an attorney regarding this Release and that you were given a reasonable time period of no less than twenty-one (21) calendar days (from the effective date of the termination of your employment with the Company) in which to do so.

OMNICELL, INC.

By
Name:
Title:

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By signing below, I am acknowledging my separation from Omnicell, Inc. and confirming my understanding that the EPIIA is still in full force and effect. I acknowledge and confirm my understanding that should I fail to return the company property in my possession in accordance with Section 6 of this Release, I will not receive the payments or other benefits provided under the Agreement. I ACKNOWLEDGE AND AGREE THAT I HAVE READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THE FOREGOING RELEASE. I ACKNOWLEDGE AND AGREE THAT I HAVE HAD THE OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT MY SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

EXECUTIVE

Randall A. Lipps

EXHIBIT B

Employee Proprietary Information and Inventions Agreement

In consideration of my employment or continued employment by OMNICELL, INC., or any of its subsidiaries and/or affiliates (collectively the "Company"), and the compensation now and hereafter paid to me, I, ____________________ hereby agree as follows:

1.              PROPRIETARY INFORMATION PROTECTIONS.

1.1            Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2            Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information related to Company’s business or its actual anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know- how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3            Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4            No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

1.5            Treatment of PHI. I understand that, under the privacy regulations of the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the Company is required to appropriately safeguard protected individually identifiable health information made available to or obtained by the Company from its customers (PHI). During the term of this Agreement and thereafter, I agree that I will (a) not use or reveal PHI, other than as permitted or required by applicable law and the Company’s customer agreements; and (b) promptly notify the Company of any unauthorized transfer of PHI of which I have knowledge. Furthermore, I agree to comply with the Company’s policies regarding the handling of PHI (as such policies may be amended from time to time) and to participate in any HIPAA training required by the Company.

 2.              ASSIGNMENT OF INVENTIONS.

2.1            Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Proprietary Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2            Prior Inventions. Inventions, if any, patented or unpatented (including, but not limited to, any patent applications – whether alive or abandoned), which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A, (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. I agree that for any Prior Inventions listed in Exhibit A, I will not provide or disclose any confidential information related to any of the Prior Inventions to the Company. If a Prior Invention is incorporated into any Company process, machine, or other work, I agree that I shall not challenge or aid any other third party in challenging any of the Company’s rights related thereto. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention, including assignment of any and all present and future rights to the Company.

1.2            Assignment of Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to Sections 2.4 (Nonassignable Inventions) and 2.6 (Government or Third Party), respectively, are referred to in this Agreement as “Company Inventions.” Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

1.3            Nonassignable Inventions - California. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

1.4            Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

1.5            Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

1.6            Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

1.7            Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

1.8            Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3.              RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.              ADDITIONAL ACTIVITIES.

4.1.           All Employees. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment for any reason I will not (i) solicit, induce, recruit or encourage any of the Company’s employees or exclusive consultants to leave their employment, or take away employees or exclusive consultants of the Company, either myself or for any other person or entity; or (ii) for the period of my employment by the Company only, I will not solicit, induce, recruit, or encourage any customer of the Company or potential customer who the Company has identified during the term of my employment with the Company to terminate its business relationship with the Company, or solicit, induce, recruit, divert or take away any such customer’s business or patronage with the Company, either for myself or for any other person or entity.

4.2.           Non-California Employees Only. If I am not a California employee, then in addition to the obligations under paragraph 4.1 above, I agree that for one (l) year after the date of termination of my employment for any reason I will not solicit, induce, recruit, or encourage any customer of the Company or potential customer who the Company has identified during the term of my employment with the Company to terminate its business relationship with the Company, or solicit, induce, recruit, divert or take away any such customer’s business or patronage with the Company, either for myself or for any other person or entity.

4.3.           NO CONFLICTING OBLIGATION. I warrant that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5.              RETURN OF COMPANY DOCUMENTS. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6.              NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

7.              GENERAL PROVISIONS.

7.1.           Governing Law; Consent to Personal Jurisdiction. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Delaware, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2.           Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

7.3            Survival; Successor and Assigns. This Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4.           Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5.            Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6.           Injunctive Relief. I acknowledge that because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7.7.           Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

7.8.           Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company, or any products utilizing such data, in violation of the United States export laws or regulations.

7.9.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10.         Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:

________________.

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

OMNICELL, INC.:	EMPLOYEE:

By:	By:
Name:	Name:
Title:	Address:

EXHIBIT A

PREVIOUS INVENTIONS

TO:	Omnicell, Inc.

FROM:

DATE:

SUBJECT:              Previous Inventions

1.	Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Omnicell, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No inventions or improvements.

☐ Yes I have inventions or improvements to report. See below:

☐ Check if additional sheets are attached.

ONLY COMPLETE SECTION 2 BELOW IF APPLICABLE

2.	Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐ Check if additional sheets are attached.

EXHIBIT B

CALIFORNIA LIMITED EXCLUSION NOTIFICATION

1.1 California Limited Exclusion Notification.

(a)  I acknowledge that California Labor Code section 2870(a) provides that I cannot be required to assign to Company any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities or trade secret information, except for Inventions that either (i) relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development, or (ii) result from any work performed by me for Company (“Nonassignable Inventions”).

(b)  To the extent that a provision in this Agreement purports to require me to assign a Nonassignable Invention to Company, the provision is against the public policy of the state of California and is unenforceable.

(c)  This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

EXHIBIT C

OTHER STATE SPECIFIC NOTIFICATIONS/MODIFICATIONS (AS APPLICABLE)

Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company (“Nonassignable Inventions”). In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy, as more specifically described in Exhibit A for employees working in certain states (collectively, the “Specific Inventions Law”).

For Employees Working in Delaware Only

THIS IS TO NOTIFY you in accordance with Del. Code Ann., Title 19, § 805 that the Agreement between you and Company does not require you to assign or offer to assign to Company any of your rights in an invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those inventions that either:

1. Relate to Company’s business, or actual or demonstrably anticipated research or development; or

2. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to apply to the type of invention described, the provision is against the public policy of this state and is unenforceable.

For Employees Working in Illinois Only

NOTICE REQUIRED BY Chapter 765 Section 1060/2 of the Illinois Compiled Statutes:

THIS IS TO NOTIFY you in accordance with Chapter 765 Section 1060/2 of the Illinois Compiled Statutes that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate to Company's business, or actual or demonstrably anticipated research or development of Company; or

2. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

Signature of Employee:

Date:

For Employees Working in Kansas Only

THIS IS TO NOTIFY you in accordance with Section 44-130 of the Kansas Statutes that the foregoing Agreement between you and Company shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of Company was used and which was developed entirely on your own time, unless:

(1) The invention relates to the business of Company or to Company’s actual or demonstrably anticipated research or development; or

(2) The intention results from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to apply to an invention which it is prohibited from applying to under the above, it is to that extent against the public policy of this state and is to that extent void and unenforceable.

Even if you meet the burden of proving the conditions specified above, you shall disclose, at the time of employment or thereafter, all inventions being developed by you, for the purpose of determining Company’s and your rights in an invention.

For Employees Working in Minnesota Only

THIS IS TO NOTIFY you in accordance with Section 181.78 of the Minnesota Statutes that the foregoing Agreement between you and Company shall not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on your own time, and

(1) which does not relate (a) directly to the business of Company or (b) to Company’s actual or demonstrably anticipated research or development, or

(2) which does not result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to apply to such an invention, the provision is against the public policy of this state and is to that extent void and unenforceable.

For Employees Working in Nevada Only

NOTICE REQUIRED BY SECTION 600.500 OF THE Nevada Revised Statutes:

Except as otherwise provided by express written agreement, an employer is the sole owner of any patentable invention or trade secret developed by his or her employee during the course and scope of the employment that relates directly to work performed during the course and scope of the employment.

For Employees Working in New Jersey Only

NOTICE REQUIRED BY SECTION 34:1B-265 OF THE New Jersey Statutes Annotated:

a. (1) Any provision in an employment contract between an employee and employer, which provides that the employee shall assign or offer to assign any of the employee's rights to an invention to that employer, shall not apply to an invention that the employee develops entirely on the employee's own time, and without using the employer's equipment, supplies, facilities or information, including any trade secret information, except for those inventions that:

(a) relate to the employer's business or actual or demonstrably anticipated research or development; or

(b) result from any work performed by the employee on behalf of the employer.

(2) To the extent any provision in an employment contract applies, or intends to apply, to an employee invention subject to this subsection, the provision shall be deemed against the public policy of this State and shall be unenforceable.

b. No employer shall require a provision made void and unenforceable by this act as a condition of employment or continued employment. Nothing in this act shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for:

(1) disclosure, provided that any disclosure shall be received in confidence, of all of an employee's inventions made solely or jointly with others during the term of the employee's employment;

(2) a review process by the employer to determine any issues that may arise; and

(3) full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

c. Nothing in this act shall be deemed to impede or otherwise diminish the rights of alienation of inventors or patent-owners.

For Employees Working in North Carolina Only

NOTICE REQUIRED BY SECTIONS 66.57.1 and 66.57.2 OF THE NORTH CAROLINA GENERAL STATUTE:

THIS IS TO NOTIFY you in accordance with North Carolina General Statute §§ 66.57.1 and 66.57.2 that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

2. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable. You shall have the burden of establishing that any invention is excluded from assignment to Company by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

For Employees Working in Utah Only

THIS IS TO NOTIFY you in accordance with Section 34-39-3 of the Utah Code that the foregoing Agreement between you and the Company will not be deemed to require you to assign or license, or offer to assign or license, to the Company any right or intellectual property in or to an invention that is:

(a) created by you entirely on your own time; and

(b) not an “employment invention” under Section 34-39-2 of the Utah Code.

Under Section 34-39-2 of the Utah Code, “employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by you which is:

(a) conceived, developed, reduced to practice, or created by you:

(i) within the scope of your employment;

(ii) on the Company’s time; or

(iii) with the aid, assistance, or use of any of the Company’s employer's property, equipment, facilities, supplies, resources, or intellectual property;

(b) the result of any work, services, or duties performed by you for the Company;

(c) related to the industry or trade of the Company; or

(d) related to the current or demonstrably anticipated business, research, or development of the Company.

For Employees Working in Washington Only

THIS IS TO NOTIFY you in accordance with Section 49.44.140 of the Revised Codes of Washington that the foregoing Agreement between you and Company does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of Company was used, and which was developed entirely on your own time, unless;

(a) the invention relates

(i) directly to the business of Company; or

(ii) to Company’s actual or demonstrably anticipated research or development; or

(b) the invention results from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to apply to such an invention, the provision is against the public policy of this state and is to that extent void and unenforceable.

THIS IS TO FURTHER NOTIFY you in accordance with Washington State Senate Bill 5996 that the foregoing Agreement between you and Company does not prohibit you from disclosing sexual harassment or sexual assault occurring in the workplace, at work-related events coordinated by or through Company, or between employees, or between an employer and an employee, off the employment premises.

To the extent a provision in the foregoing Agreement purports to prevent you from disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events coordinated by or through Company, or between employees, or between an employer and an employee, off the employment premises, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not prohibit a settlement agreement between an employee or former employee alleging sexual harassment and Company from containing confidentiality provisions. It also does not apply to human resources staff, supervisors, or managers when they are expected to maintain confidentiality as part of their assigned job duties. It also does not include individuals who are notified and asked to participate in an open and ongoing investigation into alleged sexual harassment and requested to maintain confidentiality during the pendency of that investigation.